                                   EXHIBIT 99
                                   ----------

AT THE COMPANY:
Daniel D. Viren, Senior Vice President-Finance, CFO - (614) 864-6400 Roy Youst, Director Corporate Communications - (614) 864-6400

                              FOR IMMEDIATE RELEASE
                              ---------------------
Monday, November 15, 2004


         RESTRUCTURING REFLECTED IN R.G. BARRY CORPORATION THIRD QUARTER
                 Implementation of New Business Model Continues

PICKERINGTON, Ohio - Monday, November 15, 2004 - R.G. Barry Corporation (OTC Bulletin Board - RGBC) today reported its third quarter and nine-month 2004 operating results.

For the quarter ended October 2, 2004:
     - net sales were $34.6 million, down from the $40.0 million reported in the third quarter of 2003;
     - net loss was $1.1 million, or a loss of $0.11 per share, compared to a net profit in the third quarter of 2003 of $1.5 million, or $0.15 per share. The 2004 third quarter net loss included restructuring and asset impairment charges totaling $4.2 million primarily related to the Company's phase-out of its manufacturing and distribution operations in Texas and Mexico. No corresponding restructuring or asset impairment charges were reported in the third quarter of 2003.

For the nine months ended October 2, 2004:
     - net sales were $67.5 million, down from the $79.4 million reported in the first nine months of 2003;

     - net loss for the nine months was $24.2 million, or a loss of $2.46 per share, compared to a net loss of $5.2 million, or a loss of $0.53 per share, in the first nine months of 2003. The 2004 nine month net loss included restructuring and asset impairment charges totaling $16.1 million compared to restructuring and asset impairment charges of $200,000 in the first nine months of 2003.

"The Company's operating results for the third quarter and nine months indicate that we are on target with the implementation of our lower cost, more efficient business model," said Thomas M. Von Lehman, President and Chief Executive Officer.

"Quarterly and nine-month net sales and gross profit as a percent of net sales declined as compared to the same periods of 2003. Net sales continue to reflect the impact of customer concerns from earlier this year about our liquidity, reaction to a more restrictive return policy for retailers, and competition from in-store private label programs. The corresponding decline in gross profit as a percent of net sales was primarily due to a change in product mix and the impact of selling closeout and obsolete inventory.

"Costs related to the closure of our leased warehousing facilities in Nuevo Laredo, Mexico, and Laredo, Texas, are included in the restructuring and asset impairment charges reported for the third quarter. Although we anticipate some additional restructuring charges in the fourth quarter, the closure of these facilities substantially completes our current strategy to reduce overall operating costs. These closures are expected to be complete by the end of this year.

                                    --more--

R.G. Barry - 1st add

"In the third quarter, we saw improvement from our changes to the business. Selling, general and administrative costs were down more than 27 percent for the quarter to $9.7 million, and they were down nearly 15 percent to $29.8 million for the nine months. Inventory at the end of the third quarter was at $29.5 million compared to $50.5 million for the comparable period one year ago. Short-term debt was $29.6 million at the end of the third quarter versus $36.0 million one year ago and long-term debt was at $745,000 compared to $2.9 million at the end of the third quarter of 2003.

"As we have said before, the extensive overall costs and write-downs related to implementation of our new business model, together with lower net sales, will prevent us from reporting an operating profit this year. We continue to believe, however, that our new business model gives us a reasonable opportunity to return to profitability in 2005," Mr. Von Lehman said.

R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 1 p.m. EST today. Management will discuss the Company's performance, its plans for the future and will accept questions from invited participants. The conference call is available at (877) 589-6174 or (706) 679-5207 until five minutes before starting time. To listen live via the Internet, simply log on to the web at http://phx.corporate-ir.net/playerlink.zhtml?c=108407&s=wm&e=957718.

Replays of the call will be available shortly after its completion. The audio replay can be accessed through Monday, November 22, 2004, by calling (800) 642-1687 or (706) 645-9291 and using passcode 1656483; or for 30 days by visiting the Company's Web site at www.rgbarry.com. A written transcript of the call will be available for 12 months at the Company's Web site under the "Investors/News Release" section.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

The statements in this news release, other than statements of historical fact, are forward-looking statements, and are based upon information available to the Company on the date of this release. Forward-looking statements inherently involve risks and uncertainties that could cause actual results and outcomes to differ materially from those anticipated. Factors that could cause or contribute to such differences include, but are not limited to, our ability to consummate activities related to the closure of our North American manufacturing and distribution facilities in accordance with our business plan; our ability to continue sourcing products from outside North America without incurring substantial unplanned cost and without negatively impacting delivery times or product quality; the continued willingness of our lender to fund the Company's financing requirements under our current discretionary factoring and financing arrangement; our ability to maintain inventory levels in accordance with our business plan; the continued demand for our products by customers and consumers; the continuing willingness of our customers and suppliers to support us as we continue to implement a new business model and our ability to successfully implement that model; the unexpected loss of key management; and the impact of competition on the our market share. Other risks to the Company's business are detailed in previous press releases, shareholder communications and Securities Exchange Act filings. Except as required by applicable law, we do not plan to update the forward-looking statements contained in this news release to reflect new information that becomes available after the date hereof.

                               -- Tables follow --

                    R. G. BARRY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except for per share data)

                                               13 weeks ended                         39 weeks ended
                                             -------------------                    -------------------
                                             Oct. 2,    Sept. 2,       % Incr.      Oct. 2,    Sept. 27,      % Incr.
                                                2004        2003       (Decr.)         2004         2003      (Decr.)
                                             -------      -------      -------     --------    ---------      -------
Net sales                                    $34,573      $40,001      (13.6%)     $ 67,519      $79,395      (15.0%)
Cost of sales                                 21,738       23,767       (8.5%)       45,138       49,623       (9.0%)
                                             -------      -------                  --------      -------
  Gross profit                                12,835       16,234      (20.9%)       22,381       29,772      (24.8%)
    Gross profit percent                        37.1%        40.6%                     33.1%        37.5%
Selling, general & admin. exp.                 9,748       13,410      (27.3%)       29,802       34,985      (14.8%)
Restructuring charges                          4,216            -                    16,117          200
                                             -------      -------                  --------      -------
    Operating profit (loss)                   (1,129)       2,824     (140.0%)      (23,538)      (5,413)    (334.8%)
Other income                                      45            -                       135           53
Interest expense, net                           (396)        (450)                     (928)        (921)
                                             -------      -------                  --------      -------
Income (loss) - continuing ops.,
  before income tax benefit                   (1,480)       2,374     (162.3%)      (24,331)      (6,281)    (287.4%)
Income (tax) benefit                              57         (914)                     (171)       2,427
Minority interest, net of tax                     (3)          (4)                      (12)         (39)
                                             -------      -------                  --------      -------
Income (loss) - continuing ops.               (1,426)       1,456     (197.9%)      (24,514)      (3,893)    (529.7%)
Income (loss) from discontinuing
  operations, net of tax                         314            3                       330       (1,305)
                                             -------      -------                  --------      -------
   Net earnings (loss)                       $(1,112)     $ 1,459     (176.2%)     $(24,184)     $(5,198)    (365.3%)
                                             =======      =======                  ========      =======

Earnings (loss) per common
    share - Basic and diluted                $ (0.11)     $  0.15     (173.3%)     $  (2.46)     $ (0.53)    (364.2%)
                                             =======      =======                  ========      =======

Average shares outstanding                     9,839        9,828                     9,839        9,818
                                             =======      =======                  ========      =======



                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                   Oct. 2,         Sept. 27,          Jan. 3,
                                                                      2004              2003             2004
                                                                      ----              ----             ----
ASSETS
Cash and equivalents                                              $    815         $   3,106         $  2,012
Accounts receivable, net                                            25,876            31,768            7,118
Inventories                                                         29,549            50,504           32,797
Deferred and recoverable income taxes                                   --             6,143               --
Prepaid and other current assets                                     1,727             2,215            2,452
                                                                  --------         ---------          -------
   Total current assets                                             57,967            93,736           44,379

Net property, plant and equipment                                    3,109             9,784            9,369

Goodwill, net                                                           --             2,692               --
Other assets                                                         3,334            12,292            7,532
                                                                  --------         ---------          -------
   Total assets                                                   $ 64,410         $ 118,504         $ 61,280
                                                                  ========         =========         ========

LIABILITIES & SHAREHOLDERS' EQUITY
Short-term notes payable                                            29,613            36,000            2,000
Accounts payable                                                     8,757            14,827            7,484
Other current liabilities                                            9,442             7,389            9,049
Long-term debt                                                         745             2,877            2,141
Accrued retirement costs and other                                  14,221            14,409           14,841
Minority Interest                                                      391               400              378
Shareholders' equity, net                                            1,241            42,602           25,387
                                                                  --------         ---------          -------
   Total liabilities & shareholders' equity                       $ 64,410         $ 118,504         $ 61,280
                                                                  ========         =========         ========